Exhibit 99.1

NEOSE AND NOVO NORDISK EXPAND AGREEMENT

HORSHAM, PA, December 15, 2005 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced the expansion of its research and development activities under its license agreement with Novo Nordisk A/S (NYSE: NVO) entered into in November 2003 to use Neose’s GlycoPEGylation™ technology to develop a next-generation version of a therapeutic protein currently marketed by Novo Nordisk. The expansion of the agreement will result in additional research and development funding to Neose, as well as the potential for additional milestone payments.

“We are pleased with the expansion of this agreement as it not only demonstrates the progress made to date, but reinforces the commitment of Novo Nordisk and Neose to this strategic partnership,” said C. Boyd Clarke, Neose chief executive officer and chairman.

About Novo Nordisk A/S

Novo Nordisk is a healthcare company and a world leader in diabetes care. The company has the broadest diabetes product portfolio in the industry, including the most advanced products within the area of insulin delivery systems. In addition, Novo Nordisk has a leading position within areas such as haemostasis management, growth hormone therapy and hormone replacement therapy. Novo Nordisk manufactures and markets pharmaceutical products and services that make a significant difference to patients, the medical profession and society. With headquarters in Denmark, Novo Nordisk employs approximately 21,600 full-time employees in 78 countries, and markets its products in 179 countries. Novo Nordisk’s B shares are listed on the stock exchanges in Copenhagen and London. Its ADRs are listed on the New York Stock Exchange under the symbol ‘NVO’. For more information, visit novonordisk.com.

About Neose Technologies, Inc.

Neose is a biopharmaceutical company using its proprietary enzymatic technologies to develop improved drugs, focusing primarily on therapeutic proteins. Neose uses its GlycoAdvance® and GlycoPEGylation™ technologies to develop improved versions of drugs with proven safety and efficacy. Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others. It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties. Neose’s first two proprietary candidates are NE-180 (GlycoPEG-EPO), a long-acting version of erythropoietin, and GlycoPEG-GCSF, a long-acting version of granulocyte colony stimulating factor (G-CSF).

CONTACTS:

Neose Technologies, Inc.

A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000

Barbara Krauter Manager, Investor Relations (215) 315-9004

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that we will not receive the additional milestone payments. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2004, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.